Exhibit 3.199

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

VESTAR/SHERIDAN, INC.

INTO

SHERIDAN HEALTHCARE, INC.

(Pursuant to Section 253 of the

General Corporation Law of Delaware)

Vestar/Sheridan, Inc., a corporation organized and existing under the laws of Delaware (the “Company”), does hereby certify:

FIRST: That the Company owns at least ninety percent (90%) of all of the outstanding shares of each of the Common Stock, par value $.01 per share, and the Class A Common Stock, par value $.01 per share, of Sheridan Healthcare, Inc., a Delaware corporation (“Sheridan”).

SECOND: That the Company, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent dated May 4, 1999 pursuant to 8 Del. C. § 141(f), determined to merge itself into Sheridan, with Sheridan being the surviving corporation (the “Surviving Corporation”):

RESOLVED that the Company merge (the “Merger”) itself into Sheridan Healthcare, Inc. (“Sheridan”) with Sheridan being the surviving corporation (the “Surviving Corporation”); and further

RESOLVED that in accordance with 8 Del. C. § 103(d) the Merger shall become effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the “Effective Time”); and further

RESOLVED that at the Effective Time, the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and, as so amended, shall be the Restated Certificate of Incorporation of Sheridan; and further

RESOLVED that at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(i) Each share of Common Stock, par value $.01 per share (the “Common Stock”), and Class A Common Stock, par value $.01 per share (the “Class A Common Stock,” and, together with the Common Stock, the “Shares”), of Sheridan outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Sheridan or Shares owned by Vestar/Sheridan Holdings, Inc. (“Parent”), the Company or any other direct or indirect subsidiary of Parent, which shall be cancelled, and Shares held by stockholders who are entitled to demand and properly demand appraisal of their Shares and who comply with all of the provisions of Delaware law relating thereto) shall be converted into the right to receive $9.25 in cash per share, payable to the holder thereof without interest thereon, less any required withholding taxes, upon the surrender of the certificate formerly representing such Share;

(ii) Each share of Common Stock, par value $.01 per share, of the Company outstanding immediately prior to the Effective Time shall be converted into and shall thereafter evidence one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation; and

(iii) The Directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation, until their successors shall be duly elected or appointed and shall duly qualify; and further

RESOLVED that the proper officers of the Company be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge the Company into Sheridan and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger.

THIRD: That, at the Effective Time, the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and, as so amended, shall be the Restated Certificate of Incorporation of Sheridan.

FOURTH: That the Merger described herein has been approved by the sole stockholder of the Company by written consent pursuant to 8 Del. C. § 228.

FIFTH: That in accordance with 8 Del. C. §103(d), the Merger shall become effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its authorized officer, this 5th day of May 1999.

VESTAR/SHERIDAN, INC.

By:	/s/ James L. Elrod, Jr.
	Name:	James L. Elrod, Jr.
	Title:	President

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

SHERIDAN HEALTHCARE, INC.

ARTICLE I

NAME

The name of the Corporation is Sheridan Healthcare, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSES

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have the authority to issue is five hundred one thousand (501,000) shares, of which (i) one thousand (1,000) shares shall be Common Stock, par value $.01 per share (the “Common Stock”), and (ii) five hundred thousand (500,000) shares shall be Preferred Stock, par value $.01 per share (the “Preferred Stock”).

As set forth in this Article IV, the Board of Directors or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Preferred Stock, to fix and determine the variations in the relative rights and preferences as between the different series of Preferred Stock in the manner hereinafter set forth in this Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.

The number of authorized shares of the class of Preferred Stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock.

The designations, powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below.

Subject to any limitations prescribed by law, the Board of Directors or any authorized committee thereof is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Any action by the Board of Directors or any authorized committee thereof under this Article IV to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of a series of Preferred Stock and any qualifications, limitations and restrictions thereof shall require the affirmative vote of a majority of the Directors then in office or a majority of the members of such committee. The Board of Directors or any authorized committee thereof shall have the right to determine or fix one or more of the following with respect to each series of Preferred Stock to the extent permitted by law:

(a) The distinctive serial designation and the number of shares constituting such series;

(b) The rights in respect of dividends or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

(c) The voting powers, full or limited, if any, of the shares of such series;

(d) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

(e) The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, distribution or winding up of the Corporation;

(f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

(g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange.

(h) The price or other consideration for which the shares of such series shall be issued;

(i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

(j) Such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the Board of Directors or any authorized committee thereof may deem advisable.

ARTICLE V

(INTENTIONALLY OMITTED)

ARTICLE VI

DIRECTORS

Section 1.	General.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

Section 2.	Election of Directors.

Election of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

Section 3.	Term of Directors.

The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2000, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2001, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2002. At each annual meeting of stockholders, the successor or successors of the class of Directors whose term expires at that meeting (other than Directors elected by any series of Preferred Stock) shall be elected by a plurality of the votes cast at such meeting and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Directors elected to each class (other than Directors elected by any series of Preferred Stock) shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Restated Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation and any certificate of designations applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Section 3.

During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director’s earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

Section 4.	Vacancies.

Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

Section 5.	Removal.

Subject to the right, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such Director. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting. For purposes of this Restated Certificate of Incorporation, “cause,” with respect to the removal of any Director shall include (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 1.	Limitation of Liability.

Except as otherwise provided by the DGCL as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 2.	Indemnification.

To the fullest extent permitted by the DGCL, the Corporation shall indemnify any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he was or is a party by reason of his current or former position with the Corporation or by reason of the fact that he is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE VIII

AMENDMENT OF BY-LAWS

Section 1.	Amendment by Directors.

Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors.

Section 2.	Amendment by Stockholders.

The By-laws of the Corporation may be amended or repealed by the affirmative vote of at least a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment or repeal of this Restated Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required, and in addition to any other vote of holders of voting stock that is required by this Restated Certificate of Incorporation or by law, the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose shall be required to amend or repeal any provisions of this Restated Certificate of Incorporation; provided, however, that the affirmative vote of not less than 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, shall be required to amend or repeal any of the provisions of Article VI or Article IX of this Restated Certificate of Incorporation.

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

SHERIDAN HEALTHCARE, INC.

Sheridan Healthcare, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY:

1.	That Article IV of the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware effective May 5, 1999 (the “Certificate”), be, and hereby is, amended and restated to read as follows:

“IV.	The total number of shares of capital stock which the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock, par value of $.01 per share (the “Common Stock”).”

2.	That such amendment to the Certificate was consented to and adopted by the sole stockholder of the Corporation acting without a meeting by written consent pursuant to Section 228 of the General Corporate Law of the State of Delaware.

3.	That such amendment to the Certificate was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jay A. Martus, its Senior Vice President and Secretary, on January 12, 2007.

SHERIDAN HEALTHCARE, INC.

By:	/s/ Jay A. Martus
Jay A. Martus
Senior Vice President & Secretary